Exhibit 99.1

Connection (CNXN) Reports Fourth Quarter and Full Year 2021 Results

FOURTH QUARTER SUMMARY:

  Net sales: $800.2 million, up 18.4% y/y
  Gross profit: $127.0 million, up 16.7% y/y
  Net income: $22.4 million, up 37.4% y/y
  Diluted EPS: $0.85, up 37.1% y/y

FULL YEAR SUMMARY:

  Net sales: $2.9 billion, up 11.7% y/y
  Gross profit: $464.6 million, up 10.9% y/y
  Net income: $69.9 million, up 25.4% y/y
  Diluted EPS: $2.65, up 25.2% y/y

MERRIMACK, N.H.--(BUSINESS WIRE)--February 7, 2022--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the fourth quarter and year ended December 31, 2021.

“We are pleased to report record fourth quarter consolidated revenue and gross profit. Our Enterprise and Business Solutions segments achieved record revenues on a quarterly basis. These results demonstrate the continued execution of our business strategy to connect our customers with technology that enhances growth, elevates productivity, and empowers innovation. This strong financial performance was significantly impacted by the ongoing needs of our customers to work-from-anywhere,” said Tim McGrath, President and CEO of Connection.

Net sales for the quarter ended December 31, 2021 increased by 18.4% to $800.2 million, compared to $675.7 million for the prior year quarter. Net income for the quarter ended December 31, 2021 increased by 37.4% to $22.4 million, or $0.85 per diluted share, compared to net income of $16.3 million, or $0.62 per diluted share, for the prior year quarter.

Net sales for the year ended December 31, 2021 increased by 11.7% to $2.9 billion, compared to $2.6 billion for the year ended December 31, 2020. Net income for the year ended December 31, 2021 increased by 25.4% to $69.9 million, or $2.65 per diluted share, compared to net income of $55.8 million, or $2.12 per diluted share for the year ended December 31, 2020.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $113.0 million for the year ended December 31, 2021, compared to $90.6 million for the twelve months ended December 31, 2020. 1

Quarterly Highlights

  Strong performance across our vertical markets:
    Healthcare saw revenue growth of 29% year-over-year which was largely attributed to organizations striving to improve overall productivity and patient care.
    In the Retail vertical, we grew revenue 31% year-over-year as we saw companies invest to improve the technology experience and employee efficiency.
    Revenue for the Manufacturing vertical also increased slightly year-over-year as companies continue to invest in core IT technologies including cloud, infrastructure, security, and workplace productivity.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment increased by 14.4% to $303.5 million in the fourth quarter of 2021, compared to $265.2 million in the prior year quarter. Gross profit increased by 14.4% to $58.0 million in the fourth quarter of 2021, compared to $50.7 million in the prior year quarter. Gross margin remained relatively flat at 19.1%.
  Net sales for the Public Sector Solutions segment decreased by 4.1% to $129.4 million in the fourth quarter of 2021, compared to $134.9 million in the prior year quarter. Sales to state and local government and educational institutions increased by 9.1%, compared to the prior year quarter, while sales to the federal government decreased by 35.3% primarily due to the timing of customer rollouts. Gross profit increased slightly to $18.6 million in the fourth quarter of 2021, compared to $18.5 million in the prior year quarter. Gross margin increased by 69 basis points to 14.4% primarily due to a change in product and customer mix.
  Net sales for the Enterprise Solutions segment increased by 33.3% to $367.3 million in the fourth quarter of 2021, compared to $275.6 million in the prior year quarter. Gross profit increased by 27.1% to $50.5 million in the fourth quarter of 2021, compared to $39.7 million in the prior year quarter. Gross margin decreased by 67 basis points to 13.7% primarily due to a higher mix of end-point devices.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased 32% year over year and accounted for 38% of net sales in the fourth quarter of 2021, compared to 34% of net sales in the fourth quarter of 2020. The increase in this product category was primarily due to the growing hybrid work environment.
  Accessories sales increased by 5% year over year and accounted for 11% of net sales in the fourth quarter of 2021, compared to 13% of net sales in the fourth quarter of 2020.
  Software sales increased by 14% year over year and accounted for 11% of net sales in the fourth quarter of 2021, compared to 12% in the fourth quarter of 2020.
  Desktop sales increased by 24% year over year and accounted for 10% of net sales in the fourth quarter of 2021, compared to 9% of net sales in the fourth quarter of 2020.

Selling, general and administrative (“SG&A”) expenses increased in the fourth quarter of 2021 to $95.7 million from $89.1 million in the prior year quarter. SG&A as a percentage of net sales was 12.0%, compared to 13.2% in the prior year quarter. The increase in SG&A was primarily due to an increase in variable compensation due to the higher levels of gross profit and an increase in employee benefit costs.

Cash and cash equivalents were $108.3 million at December 31, 2021, compared to $95.7 million at December 31, 2020.

Conference Call and Webcast

Connection will host a conference call and live web cast today, February 7, 2022 at 4:30 p.m. ET to discuss its fourth quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International) and enter the confirmation number 9987005. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measures are available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve important risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. You can generally identify forward-looking statements by words such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms, although not all forward-looking statements include such terms. Such risks and uncertainties include, but are not limited to, the continuation of the COVID-19 pandemic, including, without limitation, its impact on global supply chains and responses to it, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2020. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

1 Adjusted EBITDA is a non-GAAP measure. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended December 31,	2021		2020
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$800,174		$675,686		18%
Diluted earnings per share	$0.85		$0.62		37%

Gross margin	15.9%		16.1%
Operating margin	3.9%		2.9%

Inventory turns	14		18
Days sales outstanding	65		75

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	38%		34%
Accessories	11		13
Displays	11		8
Software	11		12
Desktops	10		9
Servers/Storage	6		7
Net/Com Products	6		9
Other Hardware/Services	7		8
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,252		26,170
Total book value per share	$26.00		$24.32
Tangible book value per share	$22.97		$21.23
Closing price	$43.13		$47.29
Market capitalization	$1,132,249		$1,237,579
Trailing price/earnings ratio	16.3		22.3
LTM Adjusted EBITDA (1)	$112,959		$90,566
Adjusted market capitalization/LTM Adjusted EBITDA (2)	9.1		12.6

(1) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(2) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended December 31,	2021		2020
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$367,291	13.7%	$275,625	14.4%
Business Solutions	303,479	19.1	265,173	19.1
Public Sector Solutions	129,404	14.4	134,888	13.7
Total	$800,174	15.9%	$675,686	16.1%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands, except per share data)	2021	2020	2021	2020

Net sales	$800,174	$675,686	$2,892,595	$2,590,290
Cost of sales	673,139	566,827	2,428,016	2,171,483
Gross profit	127,035	108,859	464,579	418,807

Selling, general and administrative expenses	95,731	89,101	368,062	345,741
Restructuring and other charges	-	-	-	992
Income from operations	31,304	19,758	96,517	72,074

Other income, net	(1)	(18)	5	61
Gain from insurance policies	-	1,061	-	1,061
Income tax provision	(8,918)	(4,505)	(26,616)	(17,431)
Net income	$22,385	$16,296	$69,906	$55,765

Earnings per common share:
Basic	$0.85	$0.62	$2.67	$2.13
Diluted	$0.85	$0.62	$2.65	$2.12

Shares used in the computation of earnings per common share:
Basic	26,229	26,156	26,196	26,157
Diluted	26,372	26,328	26,364	26,336

	December 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2021	2020
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$108,310	$95,655
Accounts receivable, net	608,307	611,021
Inventories, net	206,555	140,867
Prepaid expenses and other current assets	10,016	11,437
Total current assets	933,188	858,980
Property and equipment, net	61,011	61,537
Right-of-use assets, net	9,579	12,821
Goodwill	73,602	73,602
Intangibles assets, net	5,868	7,088
Other assets	910	1,345
Total Assets	$1,084,158	$1,015,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$281,836	$266,846
Accrued payroll	31,741	17,828
Accrued expenses and other liabilities	61,830	57,586
Total current liabilities	375,407	342,260
Deferred income taxes	19,278	18,525
Operating lease liability	6,789	9,631
Other liabilities	211	8,630
Total Liabilities	401,685	379,046
Stockholders’ Equity:
Common stock	290	289
Additional paid-in capital	122,354	119,891
Retained earnings	605,766	562,084
Treasury stock at cost	(45,937)	(45,937)
Total Stockholders’ Equity	682,473	636,327
Total Liabilities and Stockholders’ Equity	$1,084,158	$1,015,373

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands)	2021	2020	2021	2020
Cash Flows from Operating Activities:
Net income	$22,385	$16,296	$69,906	$55,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,037	3,268	12,202	13,603
Adjustments to credit losses reserve	1,603	40	3,307	3,316
Stock-based compensation expense	1,113	802	4,231	2,668
Deferred income taxes	753	(1,645)	753	(1,645)
Gain on life insurance proceeds	-	(1,061)	-	(1,061)
(Gain) loss on disposal of fixed assets	(38)	15	(36)	28

Changes in assets and liabilities:
Accounts receivable	(24,530)	(20,115)	(2,093)	(63,650)
Inventories	(31,181)	(6,178)	(65,688)	(16,201)
Prepaid expenses and other current assets	1,781	(346)	1,421	622
Other non-current assets	121	321	435	(398)
Accounts payable	64,811	(16,221)	14,814	32,515
Accrued expenses and other liabilities	9,065	14,523	18,502	10,536
Net cash provided by (used in) operating activities	48,920	(10,301)	57,754	36,098

Cash Flows from Investing Activities:
Purchases of equipment and capitalized software	(3,210)	(1,422)	(10,302)	(11,033)
Proceeds from sale of equipment	69		69
Proceeds from life insurance	-	-	1,500	-
Net cash used in investing activities	(3,141)	(1,422)	(8,733)	(11,033)

Cash Flows from Financing Activities:
Purchase of treasury shares	-	-	-	(10,222)
Dividend payments	(26,224)	-	(34,599)	(8,427)
Issuance of stock under Employee Stock Purchase Plan	-	-	-	536
Payment of payroll taxes on stock-based compensation through shares withheld	(973)	(673)	(1,767)	(1,357)
Net cash used in financing activities	(27,197)	(673)	(36,366)	(19,470)
Increase (decrease) in cash and cash equivalents	18,582	(12,396)	12,655	5,595
Cash and cash equivalents, beginning of period	89,728	108,051	95,655	90,060
Cash and cash equivalents, end of period	$108,310	$95,655	$108,310	$95,655

Non-cash Investing Activities:
Dividend declaration	$-	$8,375	$-	$8,375
Life insurance proceeds recorded as receivable	$-	$1,500	$-	$1,500
Accrued capital expenditures	$334	$442	334	442

Supplemental Cash Flow Information:
Income taxes paid	$865	$5,643	$21,465	$19,441

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended December 31,			Years Ended December 31, (1)
	2021	2020	% Change	2021	2020	% Change
Net income	$22,385	$16,296	37%	$69,906	$55,765	25%
Depreciation and amortization	3,037	3,269	(7%)	12,202	13,603	(10%)
Income tax expense	8,918	4,505	98%	26,616	17,431	53%
Interest expense	4	29	(86%)	4	107	(96%)
EBITDA	34,344	24,099	43%	108,728	86,906	25%
Restructuring and other charges (2)	-	-	0%	-	992	(100%)
Stock-based compensation	1,113	801	39%	4,231	2,668	59%
Adjusted EBITDA	$35,457	$24,900	42%	$112,959	$90,566	25%

(1) LTM: Last twelve months
(2) Restructuring and other charges in 2020 consist of severance and other charges related to internal restructuring activities.

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. A reconciliation from Diluted Earnings per Share to Adjusted Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined Diluted Earnings per Shared adjusted for restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP.

(amounts in thousands, except per share data)	Three Months Ended December 31,			Years Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net income	$22,385	$16,296	37%	$69,906	$55,765	25%
Restructuring and other charges, net of tax (1)	-	-	0%	-	755	-100%
Adjusted Net Income	$22,385	$16,296	37%	$69,906	$56,520	24%
Diluted shares	26,372	26,328		26,364	26,336
Diluted Earnings per Share	$0.85	$0.62	37%	$2.65	$2.12	25%
Adjusted Diluted Earnings per Share	$0.85	$0.62	37%	$2.65	$2.15	24%

(1) Restructuring and other charges in 2020 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations Contact:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com